Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Worthington Armstrong Venture:
We consent to the use of our report dated February 19, 2010, with respect to the consolidated balance sheets of Worthington Armstrong Venture and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, partners’ equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Philadelphia, Pennsylvania
July 30, 2010